Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Second Quarter 2025 Earnings Teleconference
July 31, 2025, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Today, I will address three key topics for our investors: an update on the Eaton Fire; our confidence that California’s legislature will support healthy investor-owned utilities; and an update on regulatory decisions and future actions that position SCE well to deliver on its commitments for customers and other stakeholders.

Let me start with a brief comment on earnings. Today, Edison International reported second-quarter core earnings per share of 97 cents compared to $1.23 a year ago. However, as I have mentioned before, this year-over-year comparison is not particularly meaningful because SCE has not received a final decision in its 2025 General Rate Case. Nonetheless, we remain confident in our ability to meet our 2025 EPS guidance and deliver a 5 to 7% core EPS CAGR through 2028. I will touch on the GRC proposed decision in a few minutes, and Maria will discuss our financial performance in her remarks.

On the Eaton Fire, the investigations by SCE and the LA County Fire Department remain ongoing. There are no additional disclosures on the ignition or estimated cost at this point. To recap, SCE is not aware of evidence pointing to another possible source of ignition. Absent additional evidence, we believe that SCE equipment could have been associated with the ignition. In addition, numerous lawsuits have already been brought against SCE. If it is determined that SCE’s transmission equipment was associated with the ignition of the Eaton Fire, based on the information we have reviewed thus far, we remain confident that SCE would make a good faith showing that its conduct with respect to its transmission facilities in the Eaton Canyon area was consistent with actions of a reasonable utility.

As we know from prior wildfire events, engaging with — and helping — the community is critical. That’s why we announced last week the Wildfire Recovery Compensation Program, which SCE will launch this fall. The program will provide direct payments to eligible individuals and businesses. Resolving claims quickly allows the community to focus on recovery and minimizes the overall cost by mitigating the impacts of interest expense and inflation. This will also help use the wildfire fund efficiently and have more of the cash support impacted community members instead of being spent on higher legal costs.

On the legislative front, we are encouraged by the continuing discussions with the Governor’s office and legislators to enhance California’s industry-leading AB 1054 regulatory framework. Given the economywide consequences of inaction, we believe policymakers will strengthen California’s wildfire framework during the current legislative session. The issue of wildfires is not just a utility regulation issue — the full solution must include broader actions across multiple sectors, and could be addressed during next year’s legislative session. Separately, a number of affordability bills are being discussed. Our track record on cost management, which I will discuss in a few minutes, shows our commitment to affordability. There are good steps the legislature can consider to improve affordability like right-sizing public purpose programs and NEM, and streamlining siting and permitting. However, provisions like securitizing capital may be well-intentioned but in fact would actually raise customer costs by deteriorating credit quality. We will continue to engage with legislators to help them make decisions that are grounded in the facts.

Moving to the regulatory front, SCE continues to build on its progress across multiple proceedings, further de-risking our financial outlook. Maria will expand on several of those proceedings in her remarks, but let me touch on the proposed decision in SCE’s 2025 GRC issued by the administrative law judge on Monday. Page 3 provides a summary.

The PD overall generally aligns with our range case rate base forecast. We share the ALJ’s view that critical investments are needed to maintain a safe, reliable, and increasingly clean electric grid. On the other hand, key areas of the PD require improvement, so SCE will seek revisions.

The PD would authorize base revenue of $9.8 billion, or 93% of SCE’s requested revenue requirement. It also supports significant capital investments in wildfire mitigation, grid modernization, and infrastructure replacement — while incorporating affordability considerations for customers. The reductions from SCE’s request primarily relate to scope, pacing, or cost — not to the underlying need or effectiveness of the programs. Most notably, the PD finds that covered conductor has been a highly effective wildfire mitigation strategy and that no party recommended a reduction to SCE’s request. It also notes that no party disputed that targeted undergrounding is an effective tool for SCE, although it would authorize fewer miles than SCE proposed. The PD affirms the reasonableness of the utility’s base load growth forecast and recognizes the importance of SCE’s planning methodology, which integrates statewide forecasts with local system knowledge. This supports our long-term strategy to ensure the grid is ready for California’s electrified future. However, there are some areas where the PD is not fully aligned with customer needs and will be part of the utility’s opening comments. Maria will say more in her remarks.

The January wildfires underscore the importance of mitigation plans and the need for continuous and evolving tools to maintain infrastructure resiliency. SCE submitted its 2026 through 2028 Wildfire Mitigation Plan in May, outlining a comprehensive strategy to address both immediate and long-term wildfire risks with new and innovative solutions. The plan reflects the utility’s commitment to public safety, risk reduction, and affordability, and builds on foundational mitigations such as covered conductor, targeted undergrounding, and enhanced vegetation management. Over the 2026 through 2028 period, SCE anticipates investing $6.2 billion. The plan also supports continued use of aerial firefighting assets, including the world’s largest helitankers with nighttime capabilities, and aims to inspect approximately 1 million trees annually. Public Safety Power Shutoffs remain a critical tool in wildfire prevention. This year’s PSPS updates include revised criteria and windspeed thresholds, expanded circuit coverage, and broader boundaries around high fire risk areas. As always, SCE remains focused on customer support and outreach to enhance safety and reduce the impact of PSPS events. Additional details can be found on page 4.

As you will recall, a year ago we shared our projection that even with 100% of SCE’s GRC request, the utility expects its system average rate to grow on average at an inflation-like level through 2028. Based on where things stand today, that is still the expectation, which is further enabled by SCE’s enduring focus on operational excellence and efficiently managing costs for customers. SCE has a more than 15-year track record with the lowest system average rate among California’s major investor-owned utilities, thanks to successfully executing on its operational excellence initiatives and taking proactive measures to address customer affordability.

Technology is a major driver of better affordability, safety, reliability, and resiliency. For example, last month, EEI once again selected EIX and SCE as the winner of their prestigious Edison Award, recognizing distinguished leadership, innovation, and contribution to the advancement of the electric industry for the benefit of all. Our winning project, SCE’s Advanced Waveform Anomaly Recognition Engine, or AWARE for short, uses real-time grid sensor data, AI, and machine learning to proactively predict potential system issues and pinpoint where failures take place within SCE’s service territory. Customers benefit from higher safety and reliability, faster restoration times, and higher affordability through optimized crew time. I’m proud of our team for their steadfast commitment to operational excellence and for creating this AI-driven solution to help make the grid safer and more resilient for our communities.

I will conclude my remarks by reiterating the key messages. First, SCE is continuing with its investigation on the origin and cause of the Eaton Fire, and there are no new disclosures about the ignition or cost estimate at this time; when we have additional relevant information, we will share it with you and importantly will continue our transparency with our community. Second, we are confident that legislative action will ultimately enhance California’s AB 1054 regulatory framework. Third, SCE is well positioned from a regulatory standpoint to deliver for customers and investors.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I will cover second-quarter 2025 results, provide additional insight into key regulatory proceedings, and update you on other financial topics.

Starting with the second quarter, EIX reported core EPS of 97 cents compared to $1.23 last year. Page 5 provides the year-over-year quarterly variance analysis. As Pedro mentioned, the year-over-year comparison is not particularly meaningful because SCE has not received a final decision in its 2025 GRC. SCE continues to book revenues at 2024 authorized levels, adjusted for the change in ROE, and will record a true-up when it receives a final decision. SCE’s core EPS variance was primarily driven by higher O&M expense and the net impact of regulatory decisions received in each period. EIX Parent and Other’s variance was primarily driven by higher interest expense.

I’d like to expand on Pedro’s comments on the Wildfire Recovery Compensation Program for the Eaton Fire. As SCE resolves claims, we would not expect to see actual or estimated costs run through the income statement, aside from the small shareholder contribution associated with self-insurance. The costs would be offset by SCE’s customer-funded self-insurance for the first $1 billion and then by receivables or regulatory assets associated with the Wildfire Fund and regulation put in place by AB 1054. An efficient reimbursement process from the Wildfire Fund also means SCE would not have to issue long-term debt to fund payments.

On SCE’s 2025 General Rate Case, if adopted, the PD would result in base rate revenue requirements of $9.8 billion in 2025, $10.2 billion in 2026, $10.6 billion in 2027, and $11 billion in 2028. Translating the rate base numbers shown in the proposed decision into total company rate base, and holding all else constant, the results would be generally in line with our current range case. Following a final decision, we will incorporate all aspects of the GRC into our long-term plans and refresh our projections.

In SCE’s opening comments, it will outline areas where it believes revisions are warranted to deliver better outcomes for customers and ensure the decision aligns with the evidentiary record, applicable law, and established regulatory principles. Let me expand on a couple of areas.

On wildfire mitigation, the decision would authorize more than 1,800 miles of grid hardening, consistent with SCE’s total hardening request. However, it shifts about 400 miles from targeted undergrounding to the covered conductor program. While the PD reflects a significant increase to the historical level of targeted undergrounding, it falls short of SCE’s well-supported request. This reduction limits SCE’s ability to appropriately mitigate wildfire risk in the most vulnerable areas.

On infrastructure replacement, the PD would approve the majority of the proposed programs, but scales back the scope. The decision recognizes the importance of resuming infrastructure replacement after several years of wildfire-focused spending, but we believe the gradual ramp up does not fully reflect the urgency of today’s reliability and electrification needs.

As for the next steps, oral argument is scheduled for August 11 and SCE will file its opening comments on August 18 and reply comments are due August 25. The earliest the Commission can vote on the proposed decision is at its August 28 voting meeting. During oral argument and in comments, SCE will advocate for adjustments that better align with the state’s climate objectives and the safety and resiliency needs of the communities we serve. As we’ve said before, we understand the Commission’s desire to balance safety, reliability, and affordability, and will continue to work collaboratively to ensure the utility’s programs deliver value to customers.

Continuing on to the regulatory front, SCE has advanced other regulatory proceedings and outcomes, ultimately de-risking our financial outlook. I will highlight a few updates.

•First, the CPUC issued final decisions in SCE’s WMCE and WM/VM proceedings, providing certainty on the timing of cost recovery and contribution to our 2025 earnings guidance. On the WMCE settlement agreement, the CPUC authorized recovery of more than $300 million of O&M and $700 million of capital for historical wildfire mitigation and restoration. In SCE’s 2022 WM/VM proceeding, the CPUC authorized the recovery of about $290 million of O&M and $99 million of capital, while disallowing about $65 million of O&M. I’ll note that SCE has filed an application for rehearing to address certain legal and factual errors that resulted in incorrect disallowances of costs incurred to make SCE’s system and communities safer and more resilient to wildfire threats.
•Second, as another step toward recovering historical costs, in April, SCE filed its application for authority to issue securitized bonds to finance the recovery of about $1.6 billion related to the TKM proceeding. This securitization allows for the issuance of recovery bonds with the highest possible credit rating, which reduces financing costs for SCE’s customers. The ALJ recently issued a proposed decision, which would approve the financing order, and the schedule calls for a final decision in August.
•Third, on the Woolsey cost recovery application, SCE recently filed its rebuttal testimony. The schedule includes a motion for consideration of a settlement agreement or joint statement of stipulations of issues due on August 12. As always, SCE is open to settlement discussions if a fair and reasonable outcome can be achieved, benefiting customers and shareholders.
•Lastly, the 2026 cost of capital proceeding continues to progress, with intervenors submitting their testimony yesterday evening. During the quarter, the ALJ also issued a scoping memo, with a schedule that calls for a proposed decision in November.

Turning to pages 6 and 7, SCE’s capital expenditure and rate base forecasts remain unchanged while we await a final GRC decision. The utility continues to make investments in safety, reliability, and resiliency. The rate case request supports investments that are essential to meet customer needs both today and through the end of 2028. This includes critical work in infrastructure replacement and wildfire mitigation, as well as investments to meet the growing demand in our service area. As we have highlighted before, we continue to see substantial additional capital needs beyond the GRC that are incremental to the plan.

Moving on to our EPS guidance, outlined on pages 8 and 9, we are confident in reaffirming the 2025 range of $5.94 to $6.34 and our long-term EPS growth expectations of 5 to 7% from 2025 to 2028. As a reminder, we will refresh our financial guidance six weeks after SCE receives a final decision in its 2025 GRC. This will include our capital and rate base projections, 2025 Core EPS range, long-term Core EPS growth, and financing plan.